Exhibit 15.01
June 19, 2009
To the Board of Directors and Stockholders of
The Hartford Financial Services Group, Inc.
Hartford, Connecticut
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries (the “Company”) for the three-month periods ended March 31, 2009 and 2008, and have issued our report dated April 29, 2009 (which report includes an explanatory paragraph relating to the Company’s change in accounting method related to noncontrolling interests in consolidated financial statements). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, are being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Hartford, Connecticut

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